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                                                                   EXHIBIT 10.43

                            EQUIPMENT LEASE AGREEMENT

      THIS EQUIPMENT LEASE AGREEMENT ("Agreement") is made and entered into on July 11, 2002, by and between GK FINANCING, LLC, a California limited liability company ("GKF"), and SOUTHERN BAPTIST HOSPITAL OF FLORIDA, INC. A FLORIDA NOT FOR PROFIT CORPORATION D/B/A BAPTIST MEDICAL CENTER ("Hospital"), with reference to the following facts:

                                 R E C I T A L S

      A. GKF owns a Leksell Stereotactic Gamma Knife Unit (the "Equipment") which it acquired from by Elekta Instruments, Inc., a Georgia corporation ("Elekta"), pursuant to that certain Agreement dated ____________, together with the Exhibits attached thereto between GKF and Elekta (collectively, the "Purchase Agreement").

      B. Hospital wishes to lease the Equipment from GKF, and GKF is willing to lease the Equipment to Hospital, upon the terms, covenants, conditions and agreements set forth in this Agreement.

                                A G R E E M E N T

      NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. Lease. Subject to and in accordance with the covenants and conditions set forth in this Agreement, GKF hereby leases to Hospital, and Hospital hereby leases from GKF, the Equipment. The Equipment to be leased to Hospital pursuant to this Agreement shall include the latest approved Gamma Knife technology available as of the date of this Agreement, including all hardware and software related thereto.

      2. LGK Agreement. Simultaneously with the execution of this Agreement, Hospital and Elekta shall enter into that certain LGK Agreement (the "LGK Agreement"), a copy of which is attached hereto as Exhibit 1. Hospital shall perform, satisfy and fulfill all of its obligations arising under the LGK Agreement when and as required thereunder. Hospital acknowledges that GKF is a third party beneficiary of the LGK Agreement and, in that capacity, GKF shall be entitled to enforce Hospital's performance, satisfaction and fulfillment of its obligations thereunder.

      3. Term of the Agreement. The initial term of this Agreement (the "Term") shall commence as of the date hereof and, unless earlier terminated or extended in accordance with the provisions of this Agreement, shall continue for a period of eight (8) years following the date of the performance of the first clinical Gamma Knife procedure (the "First Procedure Date") at the


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Site. Hospital's obligation to make the payments to GKF for the Equipment described in Section 8 below shall commence as of the First Procedure Date. Hospital shall have the option of renewing this Agreement for an additional period of two (2) years following the initial term of this Agreement by providing GKF with at least two hundred seventy (270) days advance written notice of its intention to extend this Agreement.

      4.    User License.

            4.1 Hospital shall apply for and obtain in a timely manner a User License from the Nuclear Regulatory Commission and, if necessary, from the applicable state agency authorizing it to take possession of and maintain the Cobalt supply required in connection with the use of the Equipment during the term of this Agreement. Hospital also shall apply for and obtain in a timely manner all other licenses, permits, approvals, consents and authorizations which may be required by state or local governmental or other regulatory agencies for the development, construction and preparation of the Site, the charging of the Equipment with its Cobalt supply, the conduct of acceptance tests with respect to the Equipment, and the use of the Equipment during the Term, as more fully set forth in Article 2.2 of the LGK Agreement.

      5.    Delivery of Equipment; Site.

            5.1 GKF shall coordinate with Elekta and Hospital to have the Equipment delivered to ____________ (the "Site") on or prior to the delivery date agreed upon by Hospital and Elekta in the LGK Agreement. GKF makes no representations or warranties concerning delivery of the Equipment to the Site or the actual date thereof.

            5.2 Subject to Section 6 below, Hospital, at its cost and expense, shall provide a safe, convenient Site for the Equipment. The location of the Site shall be subject to the prior approval of GKF.

      6.    Site Preparation and Installation of Equipment.

            6.1 GKF, at its cost and expense, shall prepare all plans, specifications and site planning criteria (which site planning criteria are attached as Exhibit B to the LGK Agreement) (collectively the "Site Planning Criteria") required to prepare, construct and improve the Site for the installation, use and operation of the Equipment during the Term. The plans and specifications (i) shall be approved by Hospital, which approval shall not be unreasonably withheld or delayed; (ii) shall comply in all respects with the Site Planning Criteria; and (iii) to the extent required by applicable law, shall be submitted to all state and federal agencies for their review and approval. GKF, at its cost and expense, shall obtain all permits, certifications, approvals or authorizations required by applicable federal, state or local laws, rules or regulations necessary to prepare, construct and improve the Site as provided above.

            6.2 GKF, at its cost and expense, shall prepare, construct and improve the Site as necessary for the installation, use and operation of the Equipment during the Term, including,


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without limitation, providing all temporary or permanent shielding required for the charging of the Equipment with the Cobalt supply and for its subsequent use, selecting and constructing a proper foundation for the Equipment and the temporary or permanent shielding, aligning the Site for the Equipment, and installing all electrical systems and other wiring required for the Equipment. In connection with the construction of the Site, GKF, at its cost and expense, shall select, purchase and install all radiation monitoring equipment, devices, safety circuits and radiation warning signs required at the Site in connection with the use and operation of the Equipment. GKF shall be responsible for the shipment, storage, placement and removal of all Cobalt and depleted Cobalt. Any depleted Cobalt supply shall be properly disposed of by GKF at such time as GKF shall deem necessary, in GKF's sole and absolute judgment.

            6.3 In addition to construction and improvement of the Site, GKF, at its cost and expense, shall be responsible for the installation of the Equipment at the Site, including the positioning of the Equipment on its foundation at the Site in compliance with the Site Planning Criteria.

            6.4 During the Term, GKF, at its cost and expense, shall maintain the Site in a good working order, condition and repair, reasonable wear and tear excepted.

      7. Marketing Support. GKF shall coordinate its Gamma Knife marketing plan with Hospital, which marketing plan shall be subject to the approval of Hospital. Hospital shall participate in meetings with GKF to jointly develop a marketing plan annually. The Hospital, with the support of GKF, shall implement the Gamma Knife marketing plan based on the approved budget and timeline. Notwithstanding the foregoing, Hospital will not be obligated to pay for the marketing of or reimbursement of GKF for any marketing related expenses for the Gamma Knife, but is not prohibited from doing so as long as Hospital's efforts are coordinated with GKF.

      8.    Lease Payments.

            8.1 In consideration and as compensation to GKF for (i) the lease of the Equipment by GKF to Hospital pursuant to this Agreement; (ii) the preparation by GKF of all plans and specifications required to prepare, construct and improve the Site for the installation, use and operation of the Equipment; (iii) the preparation, construction and improvement of the Site as necessary for the installation, use and operation of the Equipment; (iv) the installation by GKF of the Equipment at the Site; and (v) the maintenance by GKF of the Site in a good working order, condition and repair, Hospital shall pay to GKF on a monthly basis an amount (the "Lease Payments") equal to * during each such month. As used herein:

            *


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As used herein, a "Gamma Knife procedure" shall mean any treatment that involves stereotactic, external, single fraction, conformal radiation, commonly called radiosurgery, that may include one or more isocenters during the patient treatment session, delivered to any site(s) superior to the foramen magnum.

If no Gamma Knife procedures are performed by Hospital or any other person utilizing the Equipment, no Lease Payments shall be owing by Hospital to GKF.

            8.2 Payment by Hospital to GKF of the Lease Payments shall be made monthly within ten (20) days following each month end by Hospital of the reimbursement for the technical component of such Gamma Knife procedure from payor sources received in the immediately preceding month. To facilitate Hospital's billing and collection for Gamma Knife procedures performed, within two (2) business days after any Gamma Knife procedure is performed, GKF shall cause the administrative support individual referenced in Section 11.3 below to provide Hospital with written confirmation of the names of the patients treated. Hospital shall submit claims for reimbursement to the appropriate payors for each Gamma Knife procedure within ten (10) days after the patient receiving the treatment is discharged. All or any portion of any Lease Payment which is not paid in full within sixty (60) days after its due date shall bear interest at the annual rate of five percent (5%) in excess of the Federal Reserve Discount Rate then in effect as published in the Wall Street Journal or similar publication (or the maximum monthly interest rate permitted to be charged by law between an unrelated, commercial borrower and lender, if less) until the unpaid Lease Payment, together with all accrued interest thereon is paid in full. If GKF shall at any time accept a Lease Payment from Hospital after it shall become due, such acceptance shall not constitute or be construed as a waiver of any or all of GKF's rights under this Agreement, including the rights of GKF set forth in Section 20 hereof. Notwithstanding the foregoing, in the event that * in any given month, GKF shall reimburse Hospital for said shortfall. * is payable by GKF even if no Gamma Knife procedures are performed in a given month. If no procedures are performed in a given month, there should be no other costs involved. The "Space Rental" is the payment from GKF to Hospital for space utilized for the Gamma Knife equipment, referenced in Exhibit 8.1.

            8.3 Within thirty (30) days after the close of each month, Hospital shall provide GKF with a written report indicating the status of billings and collections for each Gamma Knife procedure performed during that month, including, without limitation, the amount of the claim submitted and the amount received for each such procedure. Upon request by GKF, Hospital shall furnish to GKF information regarding reimbursement rates from any or all payor sources for Gamma Knife procedures (applicable to procedures performed either on an inpatient or outpatient basis). If such reimbursement rates should change at any time or from time to time after the date hereof, in each instance, Hospital shall provide written notice thereof to GKF within thirty (30) days of Hospital receiving notice thereof. All information provided to GKF by Hospital with regard Gamma Knife procedure charges, billing and reimbursement rates shall remain confidential by GKF.

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GKF acknowledges that, as a result of its performance of its duties herein, it, its employees or agents may directly or indirectly receive medical information ("Patient Medical Information") regarding Hospital's patients. GKF further acknowledges that Patient Medical Information is confidential pursuant to applicable State and federal law ("Applicable Privacy Law"), including but not limited to, privacy standards imposed pursuant to the federal Health Insurance Portability and Accountability Act of 1996 ("HIPAA"). GKF agrees, therefore, that:

      a. Any Patient Medical Information it, its employees or agents receive regarding Hospital's patients shall be treated as confidential so as to comply with Applicable Privacy Law. GKF agrees to indemnify and hold harmless Hospital, its officers, directors, employees and agents from any breech of such confidentiality by GKF, its employees or agents. This provision shall survive termination of this Agreement.

      b. In the event that the Department of Health and Human Services, the Office of Civil Rights Enforcement, the Centers for Medicaid Services, the Agency for Health Care Administration or legal counsel advice Hospital that this Agreement does not, or must be amended to, comply with Applicable Privacy Law, Hospital may, at its sole option, (i) modify this Agreement to the extent reasonably necessary and reasonably acceptable to GKF to bring it into compliance, or
            (ii) require GKF to enter into a separate HIPAA- compliant Business Associate agreement with Hospital.




            8.4 The parties acknowledge that the rental payments to GKF and the reimbursement of costs and Space Rental to Hospital reflects fair market value compensation to GKF for the Gamma Knife and Hospital for space used for the Gamma Knife are not determined in a manner that takes into account the volume or the value of any referral or other business generated between the parties.

      9.    Use of the Equipment.

            9.1 The Equipment shall be used by Hospital only at the Site and shall not be removed therefrom. Hospital shall use the Equipment only in the regular and ordinary course of Hospital's business operations and only within the capacity of the Equipment as determined by Elekta's specifications. Hospital shall not use nor permit the Equipment to be used in any manner nor for any purpose which, Hospital has been informed by Elekta or GKF, the Equipment is not designed or reasonably suitable.

            9.2 This is an agreement of lease only. Nothing herein shall be construed as conveying to Hospital any right, title or interest in or to the Equipment, except for the express


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leasehold interest granted to Hospital for the Term. All Equipment shall remain personal property (even though said Equipment may hereafter become attached or affixed to real property) and the title thereto shall at all times remain exclusively in GKF.

            9.3 During the Term, upon the request of GKF, Hospital shall promptly affix to the Equipment in a prominent place, or as otherwise directed by GKF, labels, plates, insignia, lettering or other markings supplied by GKF indicating GKF's ownership of the Equipment, and shall keep the same affixed for the entire Term. Hospital hereby authorizes GKF to cause this Lease or any statement or other instrument showing the interest of GKF in the Equipment to be filed or recorded, or refiled or re-recorded, with all governmental agencies considered appropriate by GKF, at GKF's cost and expense. Hospital also shall promptly execute and deliver, or cause to be executed and delivered, to GKF any statement or instrument requested by GKF for the purpose of evidencing GKF's interest in the Equipment, including financing statements and waivers with respect to rights in the Equipment from any owners or mortgagees of any real estate where the Equipment may be located.

            9.4 At Hospital's cost and expense, Hospital shall (a) protect and defend GKF's ownership of and title to the Equipment from and against all persons claiming against or through Hospital, (b) at all times keep the Equipment free from any and all liens, encumbrances, attachments, levies, executions, burdens, charges or legal processes imposed against Hospital, and
(c) give GKF immediate written notice of any matter described in clause (b).

      10. Additional Covenants of Hospital. In addition to the other covenants of Hospital contained in this Agreement, Hospital shall, at its cost and expense:

            10.1 Provide properly trained, technical and support personnel and supplies required for the proper performance of Gamma Knife procedures utilizing the Equipment. In this regard, Hospital shall use its best efforts to maintain on staff a minimum of two (2) Gamma Knife trained teams comprised of neurosurgeons, radiation oncologists and physicists.

            10.2 Direct, supervise and administer the provision of all hospital services relating to Gamma Knife Procedures in accordance with all applicable laws, rules and regulations.

            10.3 Use best efforts to keep and maintain the Equipment and the Site fully protected, secure and free from unauthorized access or use by any person.

      11. Additional Covenants of GKF. In addition to the other covenants of GKF contained in this Agreement, GKF, at its cost and expense, shall:

            11.1 Use its best efforts to require Elekta to meets its contractual obligations to GKF and Hospital upon delivery of the Equipment and put the Equipment, as soon as reasonably possible, into good, safe and serviceable condition and fit for its intended use in accordance with the manufacturer's specifications, guidelines and field modification instructions.


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            11.2  Ensure Hospital's quiet enjoyment and use of the Equipment, free of the rights of any other persons except for those rights reserved by GKF or granted to Elekta under the LGK Agreement or the Purchase Agreement.

            11.3 GKF shall provide an individual located at the Site to provide Gamma Knife administrative and marketing support services. The individual's duties shall include but not be limited to scheduling Gamma Knife patients and coordinating professional and technical personnel and support services to perform said Gamma Knife treatment. This individual shall also verify patient insurance. The individual shall also assist with marketing activities on an as needed basis. If the individual is provided by the Hospital, GKF shall reimburse Hospital for the cost of the individual. GKF and Hospital shall mutually agree on individual.

      12.   Maintenance of Equipment; Damage or Destruction of Equipment.

            12.1 During the Term and except as otherwise provided in this Agreement, GKF, at its cost and expense, shall (a) maintain the Equipment in good operating condition and repair, reasonable wear and tear excepted, (b) subject to Hospital's compliance with its obligations under the LGK Agreement and under Sections 4, 5, 9, 10, 12, and 16 hereunder, cause the equipment to be in compliance with all applicable state and federal regulations, and (c) maintain in full force and effect a Service Agreement with Elekta and any other service or other agreements required to fulfill GKF's obligation to repair and maintain the Equipment under this Section 12. Hospital shall promptly notify GKF in the event of any damage or destruction to the Equipment or of any required maintenance or repairs to the Equipment, GKF shall, or shall cause its agent to, respond to any such maintenance request within 24 hours and either repair or replace the equipment with in 24 hours or as soon as possible and practical, in addition, GKF shall pursue all remedies available to it under the Service Agreement and under any warranties made by Elekta with respect to the Equipment so that the Equipment will be free from defects in design, materials and workmanship and will conform to Elekta's technical specifications concerning the Equipment.

            12.2 GKF and Elekta shall have the right to access the Equipment for the purpose of inspection and the performance of repairs at all reasonable times, upon reasonable advance notice and with a minimum of interference or disruptions to Hospital's regular business operations.

            12.3 Hospital shall be liable for any damage to or destruction of the Equipment caused by the misuse, improper use, or other intentional and wrongful or negligent acts or omissions of Hospital's officers, employees, agents, and contractors. In the event the Equipment is damaged as a result of the misuse, improper use, or other intentional and wrongful or negligent acts or omissions of Hospital's officers, employees, agents and contractors, other than GKF and Elekta to the extent such damage is not covered by the Service Agreement or any warranties or insurance, GKF may service or repair the Equipment as needed and the cost thereof shall be paid by Hospital to GKF immediately upon written request; provided that, if GKF's charges and costs


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for such service or repair are not paid in full by Hospital within sixty (60)
days after GKF's request therefore, in addition to such charges and costs, Hospital shall pay interest thereon to GKF until paid in full at the annual rate of five percent (5%) in excess of the Federal Reserve Discount Rate then in effect, as published in the Wall Street Journal or similar publication (or the maximum monthly interest rate permitted to be charged by law between an unrelated, commercial borrower and lender, if less) and costs incurred by GKF in collecting such amount from Hospital (other than attorneys' fees). Any work so performed by GKF shall not deprive GKF of any of its rights, remedies or actions against Hospital for such damages.

            12.4 If the Equipment is rendered unusable as a result of any failure of, physical damage to or destruction of the Equipment, Hospital shall give GKF written notice thereof. GKF shall determine, within thirty (30) days after it is given written notice of such damage or destruction, whether the Equipment can be repaired. Subject to Section 12.3 above, in the event GKF determines that the Equipment cannot be repaired, at the election of GKF in GKF's sole and absolute discretion, (a) GKF, at its cost and expense, may replace the Equipment as soon as reasonably possible taking into account the availability of replacement equipment from Elekta, Elekta's other then existing orders for equipment, and the then existing limitations on Elekta's manufacturing capabilities, and (b) in such event, this Agreement shall continue in full force and effect as though such damage or destruction had not occurred. If GKF elects not to replace the Equipment, GKF shall provide written notice of such election to Hospital, and this Agreement shall terminate on the date that is ninety (90) days following the date of such notice. In the event GKF determines that the Equipment can be repaired, GKF shall cause the Equipment to be repaired as soon as reasonably possible thereafter. Hospital shall fully cooperate with GKF to effect the replacement of the Equipment or the repair of the Equipment (including, without limitation, providing full access to the Site) following the damage or destruction thereof.

      13.   [Intentionally omitted.]

      14. Financing of Equipment by GKF. GKF, in its sole discretion, may finance the Equipment. Financing may be in the form of an installment loan, a capitalized lease or other commercially available debt or financing instrument. If GKF finances the Equipment through an installment loan, GKF shall be required to provide the Equipment as collateral for the loan. If GKF finances the Equipment through a capitalized lease, title shall vest with the lessor until such time as GKF exercises its buy-out option under the lease, if any. If required by the lender, lessor or other financing entity (the "Lender"), GKF may assign its interest under this Agreement as security for the financing. Hospital's interest under this Agreement shall be subject to the interests of the Lender and Hospital shall execute such documentation as the Lender shall reasonably require in furtherance of this Section 14; provided, however, such assignment shall not relieve GKF of its obligation to Hospital under this Agreement.

      15. Equipment Operational Costs. GKF shall be responsible for all costs and expenses for the operation and use of the Equipment. Significant costs and expenses are


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enumerated in Exhibit 8.1. Between Hospital and GKF, Hospital shall be fully liable for all negligent, intentional or wrongful acts or omissions of Hospital, its officers, directors, employees and agents.

      16. Taxes. GKF shall pay all sales or use taxes imposed or assessed in connection with the purchase of the Equipment and all personal property taxes imposed, levied or assessed on the ownership and possession of the Equipment during the Term. All other taxes, assessments, licenses or other charges imposed, levied or assessed on the Equipment during the Term shall be paid by Hospital before the same shall become delinquent, whether such taxes are assessed or would ordinarily be assessed against GKF or Hospital; provided, however, Hospital shall not be required to pay any federal, state or local income, franchise, corporation or excise taxes imposed upon GKF's net income realized from the lease of the Equipment. In case of a failure by Hospital to pay any taxes, assessments, licenses or other charges when and as required under this Section, GKF may (in GKF's sole and absolute discretion) pay all or any part of such taxes, in which event the amount paid by GKF shall be immediately payable by Hospital to GKF upon written request; provided that, if GKF is not repaid in full by Hospital within sixty (60) days after GKF's request therefor, in addition to the repayment of the amounts paid by GKF, Hospital shall pay interest thereon to GKF until paid in full at the annual rate of five percent (5%) in excess of the Federal Reserve Discount Rate then in effect, as published in the Wall Street Journal or similar publication (or the maximum monthly interest rate permitted to be charged by law between an unrelated, commercial borrower and lender, if less) and costs incurred by GKF in collecting such amount from Hospital (other than attorneys' fees).

      17. No Warranties by GKF. Hospital warrants that as of the First Procedure Date, it shall have (a) thoroughly inspected the Equipment, (b) determined that the Equipment is consistent with the size, design, capacity and manufacture selected by it, and (c) satisfied itself that to the best of its knowledge the Equipment is suitable for Hospital's intended purposes and is good working order, condition and repair at the time of acceptance. GKF SUPPLIES THE EQUIPMENT UNDER THIS AGREEMENT IN ITS "AS IS" CONDITION. GKF, NOT BEING THE MANUFACTURER OF THE EQUIPMENT OR THE MANUFACTURER'S AGENT, MAKES NO WARRANTY OR REPRESENTATION, EITHER EXPRESSED OR IMPLIED, AS TO THE EQUIPMENT'S MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE, DESIGN, CONDITION, DURABILITY, CAPACITY, MATERIAL OR WORKMANSHIP OR AS TO PATENT INFRINGEMENT OR THE LIKE. As between GKF and Hospital, Hospital shall bear all risks with respect to the foregoing warranties. GKF shall not be liable for any direct, indirect and consequential losses or damages suffered by Hospital or by any other person for, and Hospital expressly waives any right to hold GKF liable hereunder for, any claims, demands and liabilities arising out of or in connection with the design or manufacture, possession or operation of the Equipment, including injury to persons or property resulting from the failure of, defective or faulty design, operation, condition, suitability or use of the Equipment. All warranty or other similar claims with respect to the Equipment shall be made by Hospital solely and exclusively against persons other than GKF, including Elekta or any other manufacturers or suppliers. In this regard and with prior written


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approval of GKF, Hospital may, in GKF's name, but at Hospital's sole cost and expense, enforce all warranties, agreements or representations, if any, which may have been made by Elekta or manufacturers, suppliers or other third parties regarding the Equipment to GKF or Hospital. GKF shall not be responsible for the operation of the Equipment, however it shall be GKF's responsibility that the equipment be properly maintained. GKF and Hospital shall mutually agree to an acceptable delivery date for the equipment.

      18.   Termination for Economic Justification.

            18.1 If, following the initial twenty-four (24) months after the First Procedure Date and following each subsequent 12 month period thereafter during the Term, based upon the utilization of the Equipment and other factors considered relevant by GKF in the exercise of its discretion, within a reasonable period of time after GKF's written request, Hospital does not provide GKF with a reasonable economic justification to continue this Agreement and the provision of Gamma Knife services at the Hospital, then and in that event, GKF shall have the option to terminate this Agreement by giving a written notice thereof to Hospital not less than ninety (90) days prior to the effective date of the termination designated in GKF's written notice.

            18.2 Notwithstanding the provisions of Section 18.1, if at any time during the term of this Agreement, Hospital is suspended or terminated from participation in the Medicare program, GKF shall have the option to terminate this Agreement immediately by giving written notice thereof to Hospital.

            18.3 As a result of any termination of this Agreement pursuant to this Section 18, GKF may enter upon the Site under hospital supervision and remove the Equipment and any improvements made by GKF to the Site without liability of any kind or nature for appropriate removal or GKF may demand that Hospital remove and return the Equipment and such improvements to GKF, all at GKF's sole cost and expense. GKF shall restore the Site to a similar pre-deinstallation appearance and condition.

      19. Options to Extend Agreement. As of the end of the Term, Hospital shall have the option either to:

            19.1 Extend the Term of this Agreement as set forth in Section 3. under the same terms and conditions.

            19.2  Terminate this Agreement as of the expiration of the Term.

Hospital shall exercise one (1) of the two (2) options referred to above by giving an irrevocable written notice thereof to GKF at least Two hundred seventy
(270) days prior to the expiration of the initial Term. Any such notice shall be sufficient if it states in substance that Hospital elects to exercise its option and states which of the two (2) options referred to above Hospital is exercising. If Hospital fails to exercise the option granted herein at least Two hundred seventy


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(270) days prior to the expiration of the initial Term, the option shall lapse and this Agreement shall expire as of the end of the initial Term.

      20.   Events of Default by Hospital and Remedies.

            20.1 The occurrence of any one of the following shall constitute an event of default under this Agreement (an "Event of Default"):

                  20.1.1 Hospital fails to pay any Lease Payment when due pursuant to Paragraph 8 above and such failure continues for a period of thirty
(30) days after written notice thereof is given by GKF or its assignee to Hospital; however, if Hospital cures the payment default within the applicable thirty (30) day period, such default shall not constitute an Event of Default.

                  20.1.2 Hospital attempts to remove, sell, transfer, encumber, assign, sublet or part with possession of the Equipment or any items thereof, except as expressly permitted herein.

                  20.1.3 Hospital fails to observe or perform any of its covenants, duties or obligations arising under this Agreement or the LGK Agreement and such failure continues for a period of thirty (30) days after written notice thereof by GKF to Hospital; however, if Hospital cures the default within the applicable thirty (30) day period or if the default reasonably requires more than thirty (30) days to cure, Hospital commences to cure the default during the initial thirty (30) day period and Hospital diligently completes the cure as soon as reasonably possible following the end of the thirty (30) day period, such default shall not constitute an Event of Default.

                  20.1.4 Hospital ceases doing business as a going concern, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due, files a voluntary petition in bankruptcy, is adjudicated a bankrupt or an insolvent, files a petition seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any present or future statute, law or regulation or files an answer admitting the material allegations of a petition filed against it in any such proceeding, consents to or acquiesces in the appointment of a trustee, receiver, or liquidator of it or of all or any substantial part of its assets or properties, or it or its shareholders shall take any action looking to its dissolution or liquidation

                  20.1.5 Within sixty (60) days after the commencement of any proceedings against Hospital seeking reorganization, arrangement, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceedings shall not have been dismissed, or if within thirty (30) days after the appointment without Hospital's consent or acquiescence of any trustee, receiver or liquidator of it or of all or any substantial part of its assets and properties, such appointment shall not be vacated.

            20.2 Upon the occurrence of an Event of Default with respect to Hospital, GKF may at its option do any or all of the following:

                  20.2.1 By written notice to Hospital, immediately terminate this Agreement as to the Equipment, wherever situated. As a result of the termination, GKF may enter upon the Site and remove the Equipment and any improvements made by GKF to the Site without liability of any kind or nature for so doing or GKF may demand that Hospital remove and return the Equipment and such improvements to GKF, all at Hospital's sole cost and expense.

                  20.2.2 Recover damages from Hospital as may be awarded by a court of competent jurisdiction for the loss of the bargain represented by this Agreement. For purposes of determining such damages, the parties agree that the following methodology shall be used: (a) the amount of such damages shall be equal to the present value of the unpaid estimated future Lease Payments to be made by Hospital to GKF through the end of the Term discounted at the rate of nine percent (9%); and (b) the unpaid estimated future Lease Payments shall be based on the historical trend of payments made by Hospital to GKF hereunder taking into account known factors which could impact the historical trend through the end of the Term. Hospital and GKF acknowledge that the methodology set forth in this Section 20.2.2 constitutes a reasonable method to calculate GKF's damages resulting from an Event of Default under the circumstances existing as of the date of this Agreement. GKF shall use reasonable commercial efforts to mitigate its damages by attempting to sell or lease the Equipment; provided that (i) GKF shall not be obligated to give preference to the sale or lease of the Equipment over the sale, lease or other disposition of similar equipment or improvements owned or leased by GKF, (ii) GKF shall have no obligation to sell or lease any improvements made by GKF to the Site, and (iii) GKF's inability in good faith to mitigate damages shall not limit or otherwise affect the foregoing methodology for determining damages as set forth in this Section.

                  20.2.3 Sell, dispose of, hold, use or lease the Equipment or any improvements made by GKF to the Site, as GKF in its sole and absolute discretion may determine (and GKF shall not be obligated to give preference to the sale, lease or other disposition of the Equipment or improvements over the sale, lease or other disposition of similar Equipment or improvements owned or leased by GKF).

                  20.2.4 Exercise any other right or remedy which may be available to GKF under the Uniform Commercial Code or any other applicable law or proceed by appropriate court action, without affecting GKF's title or right to possession of the Equipment or improvements, to enforce the terms hereof or to recover damages for the breach hereof or to cancel this Agreement as to the Equipment.

In addition to the foregoing remedies, Hospital shall be liable to GKF for all reasonable costs and expenses incurred by GKF as a result of the Event of Default or the exercise of GKF's remedies.

            20.3 Upon termination of this Agreement or the exercise of any other rights or remedies under this Agreement or available under applicable law following an Event of Default, Hospital shall, without further request or demand, pay to GKF all Lease Payments and other sums then owing under this Agreement. Hospital shall in any event remain fully liable for all damages as may be provided by law and for all costs and expenses incurred by GKF on account of such default, including but not limited to, all court costs. The rights and remedies afforded GKF under this Agreement shall be deemed cumulative and not exclusive, and shall be in addition to any other rights or remedies to GKF provided by law or in equity.

      21.   Events of Default by GKF and Remedies.

            21.1 The occurrence of any one of the following shall constitute an Event of Default hereunder:

                  21.1.1 GKF shall fail to observe or perform any of its covenants, duties or obligations arising under this Agreement and such failure shall continue for a period of thirty (30) days after written notice thereof is given by Hospital to GKF; however, if GKF cures the default within the applicable thirty (30) day period or if the default reasonably requires more than thirty (30) days to cure, GKF commences to cure the default during the initial thirty (30) day period and GKF diligently completes the cure as soon as reasonably possible following the end of the thirty (30) day period, such default shall not constitute an Event of Default.

                  21.1.2 GKF ceases doing business as a going concern, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due, files a voluntary petition in bankruptcy, is adjudicated a bankrupt or an insolvent, files a petition seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any present or future statute, law or regulation or files an answer admitting the material allegations of a petition filed against it in any such proceeding, consents to or acquiesces in the appointment of a trustee, receiver, or liquidator of it or of all or any substantial part of its assets or properties, or it or its shareholders shall take any action looking to its dissolution or liquidation.

                  21.1.3 Within sixty (60) days after the commencement of any proceedings against GKF seeking reorganization, arrangement, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceedings shall not have been dismissed, or if within thirty (30) days after the appointment without GKF's consent or acquiescence of any trustee, receiver or liquidator of it or of all or any substantial part of its assets and properties, such appointment shall not be vacated.

            21.2 Upon the occurrence of an Event of Default involving GKF, Hospital may at its option do any or all of the following:

                  21.2.1 By written notice to GKF, immediately terminate this Agreement as to the Equipment and, in such event, GKF shall remove the Equipment, the Cobalt and any improvements made by GKF to the Site, at GKF's sole cost and expense or, in the absence of removal by GKF within a reasonable period of time after a written request therefor, Hospital may remove the Equipment, the Cobalt and such improvements with all due care and store the same at GKF's sole cost and expense.

                  21.2.2 Seek to recover from GKF such loss as may be realized by Hospital in the ordinary course of events as a result of the Event of Default.

            21.3 GKF shall in any event remain fully liable for reasonable damages as provided by law and for all costs and expenses incurred by GKF on account of such default, including but not limited to, all court costs (other than attorneys' fees). However, GKF shall not in any manner be or become liable to Hospital for any consequential or incidental damages that may be suffered by Hospital which arise out of or result from the Event of Default, except as otherwise stated in Section 24.1. The rights and remedies afforded Hospital under this Agreement shall be deemed cumulative to include the purchase option contained in section 18.3 and not exclusive and shall be in addition to any other rights or remedies to Hospital provided by law or in equity.

            21.4 Notwithstanding the occurrence of an Event of Default with respect to GKF (including any claim which would otherwise be in the nature of a set-off), Hospital shall fully perform and pay its obligations hereunder (including payment of all Lease Payments) without set-off or defense of any kind. Upon termination of this Agreement or the exercise of any other rights or remedies under this Agreement or applicable law following an Event of Default, Hospital shall, without further request or demand, pay to GKF all Lease Payments and other sums and owing under this Agreement when and as due.

      22. Removal of Equipment. Upon expiration of the Term, GKF, at its cost and expense, shall remove the Equipment from the Site not more than ninety (90) days following the last day of the Term; provided that all of GKF's right, title and interest in and to the improvements made by GKF to the Site pursuant to
Section 6 above shall thereupon transfer to Hospital.

      23.   Insurance.

            23.1 During the Term, GKF shall, at its cost and expense, purchase and maintain in effect an all risk property and casualty insurance policy covering the Equipment. The all risk property and casualty insurance policy shall be for an amount not less than the replacement cost of the Equipment. The all risk property and casualty insurance policy maintained by GKF shall be evidenced by a certificate of insurance or other reasonable documentation which shall be delivered by GKF to Hospital upon request following the commencement of this Agreement and as of each annual renewal of such policy during the Term.

            23.2 During the Term, Hospital shall, at its cost and expense, purchase and maintain in effect professional liability insurance covering the use or operation of the Equipment by Hospital's employees and agents. The professional liability insurance policies shall provide coverage in amounts not less than Five Hundred Thousand Dollars ($500,000.00) per occurrence and One and One half Million Dollars ($1,500,000.00) annual aggregate. The policies to be maintained by Hospital hereunder shall be evidenced by a certificate of insurance or other reasonable documentation which shall be delivered by Hospital to GKF no later than the First Procedure Date and as of each annual renewal of such policies during the Term. Hospital shall require any physicians using the equipment to show evidence of professional liability insurance consistent with Hospital's Medical Staff Bylaws.

            23.3 During the construction of the Site and prior to the First Procedure Date, GKF, at its cost and expense, shall purchase and maintain a general liability insurance policy which conforms with the coverage amounts and other requirements described in Section 23.2 above and which names Hospital as an additional insured party. The policy to be maintained by GKF hereunder shall be evidenced by a certificate of insurance or other reasonable documentation which shall be delivered by GKF to Hospital prior to the commencement of any construction at the Site.

            23.4 During the Term, Hospital shall purchase and maintain all workers compensation insurance to the maximum extent required by applicable law.

      24.   Indemnification.

            24.1 Hospital and GKF each hereby covenants and agrees that it will defend, indemnify and hold the other party and the other party's officers, directors, members, employees and agents at all times harmless from and against any loss, damage and expense (including reasonable attorneys' fees and other costs of defense) caused by or arising out of: (i) any liability or obligation related to the business of the indemnifying party prior to the date hereof; (ii) any obligation or liability arising from services provided under this Agreement by the indemnifying party to the extent any such liability or obligation directly results from the negligence or intentional misconduct of the indemnifying party, it's employees or agents ; or (iii) any obligation or liability resulting from a breach of any provision of this Agreement by the indemnifying party, it's employees or agents. The obligations of the parties under this Section shall survive the expiration or earlier termination of this Agreement.

            24.2 Any party that intends to enforce an indemnity obligation shall give the indemnifying party notice of any claim as soon as possible, but the failure to give such notice shall not constitute a waiver or release of the indemnifying party and shall not affect the rights of the indemnified party to recover under this indemnity, except to the extent the indemnified party is materially prejudiced thereby. In connection with any claim giving rise to indemnity under this Section resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the indemnifying party, at its sole cost and expense, may, upon written notice to the indemnified party, assume control of the defense of such claim or legal proceeding, to the extent that the indemnifying party admits in writing its indemnification liability to the indemnified party with respect to all material elements thereof. If the indemnifying party assumes the defense of any such claim or legal proceeding, the obligations of the indemnifying party hereunder as to such claim or legal proceeding shall be to take all steps necessary in the defense or settlement thereof and to hold the indemnified party harmless from and against any losses, damages, expenses or liability caused by or arising out of any settlement approved by the indemnifying party and the indemnified party or any judgment in connection with such claim or legal proceeding. Each indemnified party shall cooperate with the indemnifying party in the defense of any such action, the defense of which is assumed by the indemnifying party. Except with the consent of the indemnified party, which consent may be withheld at the indemnified party's sole discretion, the indemnifying party shall not consent to any settlement or the entry of any judgment arising from any such claim or legal proceeding which, in each case, does not include as an unconditional term thereof the delivery by the claimant or the plaintiff to the indemnified party of a release from all liability in respect thereof. If the indemnifying party does not assume the defense of any claim or litigation, any indemnified party may defend against such claim or litigation in such manner as it may deem appropriate, including but not limited to settling such claim or litigation, after giving notice of the same to the indemnifying party, on such terms as the indemnified party may deem appropriate. The indemnifying party will, promptly after any of the same is incurred, reimburse the indemnified party in accordance with the provisions hereof for all damages, losses, liabilities, costs and expenses incurred by the indemnified party.

      25.   Miscellaneous.

            25.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided under Section 14, neither party shall assign this Agreement nor any of its respective rights hereunder and Hospital shall not sublease the Equipment without the prior written consent of the other party, which consent shall not be unreasonably withheld. An assignment or sublease shall not relieve the assigning party or sublessor of any liability for performance of this Agreement during the remainder of the Term. Any purported assignment or sublease made without the other party's prior written consent shall be null, void and of no force or effect.

            25.2 Agreement to Perform Necessary Acts. Each party agrees to perform any further acts and execute and deliver any further documents which may be reasonably necessary or otherwise reasonably required to carry out the provisions of this Agreement.

            25.3 Validity. If for any reason any clause or provision of this Agreement, or the application of any such clause or provision in a particular context or to a particular situation, circumstance or person, should be held unenforceable, invalid or in violation of law by any court or other tribunal of competent jurisdiction, then the application of such clause or provision in contexts or to situations, circumstances or persons other than that in or to which it is held unenforceable, invalid or in violation of law shall not be affected thereby, and the remaining clauses and provisions hereof shall nevertheless remain in full force and effect.

            25.4 Attorney's Fees and Costs. In the event of any action, arbitration or other proceedings between or among the parties hereto with respect to this Agreement, each party shall pay for their own attorneys' fees and related costs and expenses, irrespective of which party is deemed to be the prevailing party.

            25.5 Entire Agreement; Amendment. This Agreement together with the Exhibits attached hereto constitutes the full and complete agreement and understanding between the parties hereto concerning the subject matter hereof and shall supersede any and all prior written and oral agreements with regard to such subject matter. This Agreement may be modified or amended only by a written instrument executed by all of the parties hereto.

            25.6 Number and Gender. Words in the singular shall include the plural, and words in a particular gender shall include either or both additional genders, when the context in which such words are used indicates that such is the intent.

            25.7 Effect of Headings. The titles or headings of the various paragraphs hereof are intended solely for convenience or reference and are not intended and shall not be deemed to modify, explain or place any construction upon any of the provisions of this Agreement.

            25.8 Counterparts. This Agreement may be executed in one or more counterparts by the parties hereto. All counterparts shall be construed together and shall constitute one agreement.

            25.9 Governing Law. This Agreement shall be interpreted and enforced in accordance with the internal laws, and not the law of conflicts, of the State of Florida applicable to agreements made and to be performed in that State.

            25.10 Exhibits. All exhibits attached hereto and referred to in this Agreement are hereby incorporated by reference herein as though fully set forth at length.

            25.11 Ambiguities. The general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any provision of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the parties with respect to such ambiguous provision.

            25.12 Representations. Each of the parties hereto represents (a) that no representation or promise not expressly contained in this Agreement has been made by any other party hereto or by any of its agents, employees, representatives or attorneys; (b) that this Agreement is not being entered into on the basis of, or in reliance on, any promise or representation by such party or individual, expressed or implied, other than such as are set forth expressly in this Agreement; (c) that it has been represented by counsel of its own choice in this matter or has affirmatively elected not to be represented by counsel;
(d) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (e) it has full power and authority to execute, deliver and perform this Agreement, and
(f) the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate or other similar action.

            25.13 Non-Waiver. No failure or delay by a party to insist upon the strict performance of any term, condition, covenant or agreement of this Agreement, or to exercise any right, power or remedy hereunder or under law or consequent upon a breach hereof or thereof shall constitute a waiver of any such term, condition, covenant, agreement, right, power or remedy or of any such breach or preclude such party from exercising any such right, power or remedy at any later time or times.

            25.14 Notices. All notices, requests, demands or other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered to the party to whom notice is to be given either (a) by personal delivery (in which case such notice shall be deemed to have been duly given on the date of delivery), (b) by next business day air courier service (e.g., Federal Express or other similar service) (in which case such notice shall be deemed given on the business day following deposit with the air courier service), or (c) by United States mail, first class, postage prepaid, registered or certified, return receipt requested (in which case such notice shall be deemed given on the third (3rd) day following the date of mailing), and properly addressed as follows:

            To GKF:           Craig K. Tagawa
                              Chief Executive Officer
                              GK Financing, LLC
                              Four Embarcadero Center
                              Suite 3700
                              San Francisco, CA 94111





            To Hospital:      John F. Wilbanks
                              SVP & Administrator
                              Baptist Medical Center
                              800 Prudential Drive
                              Jacksonville, FL 32207

                              WITH A COPY TO :
                              HARVEY GRANGER, SVP & GENERAL COUNSEL
                              BAPTIST HEALTH
                              1325 SAN MARCO BLVD., SUITE 902
                              JACKSONVILLE FL 32207

A party to this Agreement may change his, her or its address for purposes of this Section by giving written notice to the other parties in the manner specified herein.

            25.15 Special Provisions Respecting Medicare and Medicaid Patients

                  25.15.1 Hospital and GKF shall generate such records and make such disclosures as may be required, from time to time, by the Medicare, Medicaid and other third party payment programs with respect to this Agreement in order to meet all requirements for participation and payment associated with such programs, including but not limited to the matters covered by Section 1861(v)(1)(I) of the Social Security Act.

                  25.15.2 For the purpose of compliance with Section 1861(v)(1)(I) of the Social Security Act, as amended, and any regulations promulgated pursuant thereto, both parties agree to comply with the following statutory requirements (a) Until the expiration of four (4) years after the termination of this Agreement, both parties shall make available, upon written request to the Secretary of Health and Human Services or, upon request, to the Comptroller General of the United States, or any of their duly authorized representatives, the contract, and books, documents and records of such party that are necessary to certify the nature and extent of such costs, and (b) if either party carries out any of the duties of the contract through a subcontract with a value or cost of $10,000 or more over a twelve month period, with a related organization, such subcontract shall contain a clause to the effect that until the expiration of four (4) years after the furnishing of such services pursuant to such subcontract, the related organization shall make available, upon written request to the Secretary, or upon request to the Comptroller General, or any of their duly authorized representatives the subcontract, and books, documents and records of such organization that are necessary to verify the nature and extent of such costs.

                  25.16 Force Majeure. Failure to perform by either party will be excused in the event of any delay or inability to perform its duties under this Agreement directly or indirectly caused by conditions beyond its reasonable control, including, without limitation, fires, floods, earthquakes, snow, ice, disasters, acts of God, accidents, riots, wars, operation of law, strikes, governmental action or regulations, shortages of labor, fuel, power, materials, manufacturer delays or transportation problems. Notwithstanding the foregoing, all parties shall make good faith efforts to perform under this Agreement in the event of any such circumstance. Further, once such an event is resolved, the parties shall again perform their respective obligations under this Agreement.

                  25.17 Independent Contractor Status. With respect to the performance of the duties and obligations arising under this Agreement, nothing in this Agreement is intended nor shall be construed to create a partnership, an employer/employee relationship, a joint venture relationship, or a lease or landlord/tenant relationship between GKF and Hospital. GKF acknowledges that physicians practicing at Hospital are not employees or agents of Hospital, but independent community practitioners.

                  [Signatures continued on next page]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.


"GKF"                         GK FINANCING, LLC,
                              a California limited liability company


                              By:    /s/ Craig Tagawa
                                     -----------------------
                                     Craig Tagawa,
                                     Chief Executive Officer


"HOSPITAL"                    SOUTHERN BAPTIST HOSPITAL OF
                              FLORIDA, INC. D/B/A BAPTIST MEDICAL
                              CENTER


                              By:    /s/ John F. Wilbanks
                                     --------------------------
                              Name:  JOHN F. WILBANKS
                              Title: As its SVP & Administrator

                                   EXHIBIT 8.1

                            HOSPITAL'S COST COMPONENT

Rental Space                          *

Registered nurse                      *

Physicist                             *

Recovery room                         *

Hospital per diem charge              *

MRI procedure with contrast           *

MRI procedure without contrast        *

CT procedure with contrast            *

CT procedure without contrast         *

Angiography procedure                 *

Angiograph Cerebral procedure         *

Billing and collection fee            *



On each anniversary of the first procedure date, Hospital may adjust these * up or down, which increases or decreases shall directly correlate to increases or decreases in Hospitals * supported by documentation reasonably satisfactory to GKF.

All services associated with the Gamma Knife procedure must be performed at a Baptist Health facility (location) unless that service is not readily available. Any other billable hospital services not expressly set forth in this exhibit will be reimbursed to Hospital at Hospital's costs.